Exhibit 99.1

STONE ENERGY CORPORATION

Announces Second Quarter 2015 Results

LAFAYETTE, LA. August 5, 2015

Stone Energy Corporation (NYSE: SGY) today announced financial and operational results for the second quarter of 2015. Some of the highlights include:

•	Production volumes exceeded the upper end of second quarter 2015 guidance.

•	Cardona #6 well was drilled and completed under budget and is expected to come on line by the end of the third quarter.

•	Recognized an upward working interest adjustment to a number of wells in the Mary field in Appalachia.

•	Quarter-end cash position of $142 million and an undrawn $500 million bank facility.

Chairman, President and Chief Executive Officer David Welch stated, “Despite a difficult macro environment, we showed solid production from our base properties and maintained a good liquidity position at quarter-end. We expect to have volumes from our Cardona #6 well on by the fourth quarter of 2015 and production from Amethyst by the first quarter of 2016. For the next several quarters, we have narrowed most of our capital expenditure activity to our deep water development program, followed by our high potential Lamprey exploration project, targeted for early in 2016. We are focused on our liquidity and are aggressively taking steps to reduce costs and capital expenditures.”

Financial Results

Stone Energy had a second quarter 2015 adjusted net loss of $9.4 million, or $0.17 per share, before pre-tax non-cash impairment charges of $224.3 million ($143.5 million net of taxes). The impairment charge was primarily due to lower oil, NGL and natural gas prices used in calculating the full cost ceiling and an impairment due to an unsuccessful exploration venture in Canada. After impairment charges, the reported net loss was $152.9 million, or $2.77 per share, on oil and gas revenue of $149.5 million, compared to net income of $4.4 million, or $0.08 per share, on oil and gas revenue of $205.0 million in the second quarter of 2014.

Discretionary cash flow totaled $84.9 million during the second quarter of 2015, as compared to $117.5 million during the second quarter of 2014. Please see “Non-GAAP Financial Measures” and the accompanying financial statements for reconciliations of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities and adjusted net loss, a non-GAAP financial measure, to net loss.

During the second quarter of 2015, Stone realized an increase in working interest in multiple wells at the Mary field in Appalachia, resulting from the non-election to participate by potential partners. The acquired interest percentage ranged from approximately 9% to 25% at multiple pads at varying ownership levels, and incorporates a time period ranging from one quarter to over one year, depending on the well. Production volumes recognized in the second quarter that were attributable to previous quarters totaled approximately 18 Mmcfe per day (1.7 Bcfe in aggregate) and resulted in minimal impact to the financial results.

Net daily production during the second quarter of 2015 averaged 49 thousand barrels of oil equivalent (MBoe) per day (292 million cubic feet of gas equivalent (MMcfe) per day), compared with net daily production of 46 MBoe (278 MMcfe) per day in the first quarter of 2015, and net daily production of 44 MBoe (264 MMcfe) per day in the second quarter of 2014. As previously highlighted, approximately 3 Mboe or 18 Mmcfe per day of production realized in the second quarter of 2015 resulted from prior period adjustments in working interest in Appalachia. Second quarter of 2015 production mix was 35% oil, 18% natural gas liquids (NGLs) and 47% natural gas, which was partially impacted by incremental gas volumes due to the working interest adjustment. Production guidance for the third quarter of 2015 is estimated at 39 - 41 Mboe per day, or 234-246 MMcfe per day.

Updated guidance for the third quarter and full year of 2015, which incorporates the adjusted Appalachian working interest position, can be found under the section titled “2015 Guidance”.

Prices realized during the second quarter of 2015 averaged $72.74 per barrel of oil, $13.90 per barrel of NGLs and $2.14 per Mcf of natural gas. Average realized prices for the second quarter of 2014 were $96.15 per barrel of oil, $34.12 per barrel of NGLs and $3.77 per Mcf of natural gas. Effective hedging transactions increased the average realized price of natural gas by $0.32 per Mcf and increased the average realized price of oil by $17.19 per barrel in the second quarter of 2015. Effective hedging transactions decreased the average realized price of natural gas by $0.26 per Mcf and decreased the average realized price of oil by $4.15 per barrel in the second quarter of 2014.

Lease operating expenses during the second quarter of 2015 totaled $27.4 million ($6.20 per Boe or $1.03 per Mcfe), compared to $49.5 million ($12.34 per Boe or $2.06 per Mcfe), in the second quarter of 2014. The decrease is primarily attributable to the sale of the non-core conventional shelf assets in July of 2014 as well as recent service cost reductions and increased operational efficiencies.

Transportation, processing and gathering expenses during the second quarter of 2015 totaled $19.9 million ($4.51 per Boe or $0.75 per Mcfe), compared to $14.1 million ($3.52 per Boe or $0.59 per Mcfe) during the second quarter of 2014. Transportation, processing and gathering expenses recognized in the second quarter that are attributable to previous quarters totaled approximately $2 million. The annual increase is primarily attributable to higher Appalachian gas and NGL volumes.

Depreciation, depletion and amortization (DD&A) on oil and gas properties for the second quarter of 2015 totaled $76.8 million ($17.35 per Boe or $2.89 per Mcfe), compared to $91.9 million ($22.93 per Boe or $3.82 per Mcfe), in the second quarter of 2014. Included in the $224.3 million write-down of oil and gas properties in the second quarter 2015 was a $45.2 million impairment of our Canadian investment where results from a multi-year exploration initiative were not successful.

Salaries, general and administrative (SG&A) expenses for the second quarter of 2015 were $16.4 million ($3.71 per Boe or $0.62 per Mcfe), compared to $16.6 million ($4.15 per Boe or $0.69 per Mcfe), in the second quarter of 2014.

Capital expenditures for the second quarter of 2015 were approximately $91.1 million, which includes $18.8 million of plugging and abandonment expenditures, and the sale of a deep water lease block for $10.1 million. Additionally, $7.4 million of SG&A expenses and $10.8 million of interest were capitalized during the second quarter of 2015. This compared to second quarter 2014 capital expenditures of approximately $252.9 million, which includes $15.1 million of plugging and abandonment expenditures. Additionally, $8.4 million of SG&A and $11.3 million of interest were capitalized during the second quarter of 2014. The 2015 capital expenditure budget of $450 million assumes planned sales of minority working interests in certain targeted assets. Additionally, it excludes approximately $29.5 million of capital expenditures attributable to the increased working interest in Appalachia, substantially all of which was spent in 2014.

As of June 30, 2015 and August 5, 2015, we had no outstanding borrowings under our bank credit facility. Stone had letters of credit totaling $19.2 million, resulting in $480.8 million available for borrowing under our bank credit facility, based on a borrowing base of $500 million. The $500 million borrowing base was re-affirmed on May 1, 2015 and is expected to be re-determined in October of 2015. On August 5, 2015, we had cash on hand of approximately $90 million.

Operational Update

Mississippi Canyon 29 – Cardona #6 (Deep Water). The well encountered approximately 288 feet of net pay in two intervals, similar to the Cardona #5 net pay of 275 feet. The well has been successfully cased and cemented across all productive zones, the subsea tree has been installed and completion operations are substantially finalized. The well will be tied into the existing Cardona subsea infrastructure, which flows into Stone’s Pompano platform. It is expected that gross production from Cardona #6 could reach approximately 5,000 Boe per day from the lower completion by late September. The upper completion is expected to have a similar production rate and will be accessed in the future by hydraulically shifting sleeves between the upper and lower completions. Stone holds a 65% working interest in the project and is the operator.

Mississippi Canyon 35 - Vernaccia (Deep Water). The Vernaccia exploration well which targets the Miocene interval is projected to spud in late August or early September 2015 and is operated by Eni. After a recent sell down of a portion of its position, Stone now has approximately 4% working interest in the drilling cost of the well and will have an approximate 22% working interest ownership thereafter. The well is estimated to take three months to drill.

Mississippi Canyon 26 – Amethyst (Deep Water). The Amethyst discovery (100% working interest) will be completed as a single well tie-back to the Stone owned and operated Pompano platform, located less than five miles from the discovery. The ENSCO 8503 drilling rig will be outfitted with mooring capabilities prior to being mobilized to finish completion operations at the well in the fourth quarter of 2015. Production is expected to begin early in the first quarter of 2016.

Mississippi Canyon 29 – Cardona #7 (Deep Water). The Cardona #7 development well is scheduled to be drilled and completed with the ENSCO 8503 in the first quarter of 2016. It is an offset well to the existing TB-9 well in Mississippi Canyon block 29 and will be the fourth well drilled in the Cardona development program. The well will be tied back to the Pompano platform in the same looped flowline as the other three Cardona wells and is expected to add gross production volumes of approximately 5,000 Boe per day. Stone holds a 65% working interest and is the operator.

Alaminos Canyon 943 - Lamprey (Deep Water). The Lamprey exploration well is projected to spud in the second quarter of 2016. Stone currently controls 100% working interest in the prospect and is the operator. If the initial exploration well is successful, Stone plans to immediately drill an appraisal well. The initial exploration well is estimated to take two to three months to drill.

Pompano Platform Rig Development Drilling Program. Stone expects to secure a platform rig for its Pompano (Viosca Knoll 989) drill program in the fourth quarter of 2015. The program is expected to consist of three to four development wells. The rig may also be used for workovers or to drill other potential prospects located near the facility.

Appalachian Basin (Production Update). During the second quarter of 2015, Stone averaged approximately 144 MMcfe per day (94 MMcf per day of gas and 8,300 barrels per day of liquids) from its Marcellus and Utica shale positions, which excludes the 18 MMcfe per day of prior period volumes attributable to the working interests adjustment. Stone currently has a total of 25 drilled wells where completion operations have been suspended until pricing and margin improvements can be realized. A natural decline in production is expected from Stone’s Appalachian basin assets throughout the remainder of 2015 as a result of suspended drilling and completion operations, but an increase is expected in annual Appalachian production from 2014 to 2015.

Appalachian Basin (Drilling Program Update). Stone finished drilling the horizontal sections of six Marcellus shale wells in early 2015 before releasing the Marcellus shale drilling rig and has ceased all further drilling operations until receiving a fit-for-purpose, hybrid rig in late 2015 or early 2016. The new rig will be capable of drilling in both the Marcellus and Utica shale formations. Stone will be evaluating optimal development plans of the Marcellus and Utica shales in the interim.

2015 Guidance

Guidance for the third quarter and full year 2015 is shown in the table below (updated guidance numbers are italicized and bolded). The guidance for the third quarter and full year of 2015 production and expenses includes the effects of the added working interests in the Appalachian basin. The guidance is also subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements.”

	Third Quarter	Full Year

Production - MBoe per day	39 - 41	42 - 44
(MMcfe per day)	(234 - 246)	(252 - 264)

Lease operating expenses (in millions) (excluding transportation/processing expenses)	—	$110 - $120

Transportation, processing and gathering (in millions)		$67 - $73

Salaries, General & Administrative expenses (in millions) (excluding incentive compensation)	—	$59 - $63

Depreciation, Depletion & Amortization (per MBoe)	—	$18.00 - $19.80
(per Mcfe)		$3.00 - $3.30

Corporate Tax Rate (%)	—	36% - 37%

Capital Expenditure Budget (in millions) (assumes planned sales of minority working interests in certain targeted assets)	—	$450

Hedge Position

The following table illustrates our derivative positions for 2015 and 2016 as of August 5, 2015:

	Fixed-Price Swaps NYMEX
	Natural Gas		Oil
	Daily Volume (MMBtus/d)	Swap Price	Daily Volume (Bbls/d)	Swap Price
2015	10,000	4.005	1,000	89.00
2015	10,000	4.120	1,000	90.00
2015	10,000	4.150	1,000	90.25
2015	10,000	4.165	1,000	90.40
2015	10,000	4.220	1,000	91.05
2015	10,000	4.255	1,000	93.28
2015			1,000	93.37
2015			1,000	94.85
2015			1,000	95.00
2016	10,000	4.110	1,000	90.00
2016	10,000	4.120

Other Information

Stone Energy has planned a conference call for 9:00 a.m. Central time on Thursday, August 6, 2015 to discuss the operational and financial results for the second quarter of 2015. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s website. The replay will be available for one month.

Non-GAAP Financial Measures

In this press release, we refer to non-GAAP financial measures we call “discretionary cash flow” and “adjusted net loss.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Management believes adjusted net income is useful to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Please see the “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of discretionary cash flow to cash flow provided by operating activities and a reconciliation of adjusted net loss to net loss.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rates will be as estimated.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico and Appalachian basins. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com

STONE ENERGY CORPORATION

SUMMARY STATISTICS

(In thousands, except per share/unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
FINANCIAL RESULTS
Net income (loss)	($152,906)	$4,444	($480,294)	$30,387
Net income (loss) per share	($2.77)	$0.08	($8.70)	$0.59

PRODUCTION QUANTITIES
Oil (MBbls)	1,534	1,481	3,156	2,899
Gas (MMcf)	12,581	12,363	23,738	25,004
Natural gas liquids (MBbls)	794	467	1,477	977
Oil, gas and NGLs (MBoe)	4,425	4,009	8,589	8,043
Oil, gas and NGLs (MMcfe)	26,549	24,051	51,536	48,260

AVERAGE DAILY PRODUCTION
Oil (MBbls)	16.9	16.3	17.4	16.0
Gas (MMcf)	138.3	135.9	131.1	138.1
Natural gas liquids (MBbls)	8.7	5.1	8.2	5.4
Oil, gas and NGLs (MBoe)	48.6	44.1	47.5	44.4
Oil, gas and NGLs (MMcfe)	291.7	264.3	284.7	266.6

REVENUE DATA
Oil revenue	$111,585	$142,393	$219,092	$280,682
Gas revenue	26,907	46,667	55,244	103,029
Natural gas liquids revenue	11,033	15,936	23,399	43,906

Total oil, gas and NGLs revenue	$149,525	$204,996	$297,735	$427,617

AVERAGE PRICES
Prior to the cash settlement of effective hedging transactions:
Oil (per Bbl)	$55.55	$100.30	$50.28	$99.80
Gas (per Mcf)	1.82	4.03	2.04	4.43
Natural gas liquids (per Bbl)	13.90	34.12	15.84	44.94
Oil, gas and NGLs (per Boe)	26.93	53.44	26.85	55.20
Oil, gas and NGLs (per Mcfe)	4.49	8.91	4.47	9.20

Including the cash settlement of effective hedging transactions:
Oil (per Bbl)	$72.74	$96.15	$69.42	$96.82
Gas (per Mcf)	2.14	3.77	2.33	4.12
Natural gas liquids (per Bbl)	13.90	34.12	15.84	44.94
Oil, gas and NGLs (per Boe)	33.79	51.13	34.66	53.17
Oil, gas and NGLs (per Mcfe)	5.63	8.52	5.78	8.86

AVERAGE COSTS
Lease operating expenses (per Boe)	$6.20	$12.34	$6.40	$11.98
Lease operating expenses (per Mcfe)	1.03	2.06	1.07	2.00
Transp, processing and gathering exp (per Boe)	4.51	3.52	4.38	3.57
Transp, processing and gathering exp (per Mcfe)	0.75	0.59	0.73	0.60
Salaries, general and administrative expenses (per Boe)	3.71	4.15	3.89	4.10
Salaries, general and administrative expenses (per Mcfe)	0.62	0.69	0.65	0.68
DD&A expense on oil and gas properties (per Boe)	17.35	22.93	18.87	21.60
DD&A expense on oil and gas properties (per Mcfe)	2.89	3.82	3.14	3.60

AVERAGE SHARES OUTSTANDING – Diluted	55,251	52,373	55,216	50,727

STONE ENERGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Operating revenue:
Oil production	$111,585	$142,393	$219,092	$280,682
Gas production	26,907	46,667	55,244	103,029
Natural gas liquids production	11,033	15,936	23,399	43,906
Other operational income	—	2,050	1,792	3,047
Derivative income, net	—	—	2,427	—

Total operating revenue	149,525	207,046	301,954	430,664

Operating expenses:
Lease operating expenses	27,429	49,454	55,006	96,357
Transportation, processing and gathering	19,940	14,098	37,643	28,724
Production taxes	1,827	3,257	4,342	6,319
Depreciation, depletion and amortization	77,951	92,835	164,373	175,481
Write-down of oil and gas properties	224,294	—	715,706	—
Accretion expense	6,408	7,733	12,817	15,288
Salaries, general and administrative expenses	16,418	16,637	33,425	32,966
Incentive compensation expense	1,264	3,903	2,827	7,037
Derivative expenses, net	701	2,516	—	3,115
Other operational expenses	1,454	—	1,170	212

Total operating expenses	377,686	190,433	1,027,309	365,499

Income (loss) from operations	(228,161)	16,613	(725,355)	65,165

Other (income) expenses:
Interest expense	10,472	9,913	20,837	18,270
Interest income	(66)	(193)	(188)	(336)
Other income	(613)	(722)	(756)	(1,429)
Other expense	—	179	—	179

Total other expenses	9,793	9,177	19,893	16,684

Income (loss) before taxes	(237,954)	7,436	(745,248)	48,481

Provision (benefit) for income taxes:
Current portion	—	—	—	—
Deferred portion	(85,048)	2,992	(264,954)	18,094

Total income taxes	(85,048)	2,992	(264,954)	18,094

Net income (loss)	($152,906)	$4,444	($480,294)	$30,387

STONE ENERGY CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

DISCRETIONARY CASH FLOW to NET CASH FLOW FROM OPERATING ACTIVITIES

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net income (loss) as reported	($152,906)	$4,444	($480,294)	$30,387

Reconciling items:
Depreciation, depletion and amortization	77,951	92,835	164,373	175,481
Deferred income tax provision (benefit)	(85,048)	2,992	(264,954)	18,094
Accretion expense	6,408	7,733	12,817	15,288
Stock compensation expense	3,388	3,111	6,028	5,358
Write-down of oil and gas properties	224,294	—	715,706	—
Non-cash interest expense	4,419	4,159	8,737	8,229
Other	6,420	2,249	7,931	2,697

Discretionary cash flow	84,926	117,523	170,344	255,534

Changes in income taxes payable	18	(6)	7,206	(6)
Settlement of asset retirement obligations	(18,778)	(15,073)	(35,923)	(24,915)
Other working capital changes	(4,023)	39,044	4,038	26,347

Net cash provided by operating activities	$62,143	$141,488	$145,665	$256,960

STONE ENERGY CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

ADJUSTED NET LOSS to NET LOSS

(In thousands)

(Unaudited)

	Three Months Ended June 30, 2015	Six Months Ended June 30, 2015

Net loss as reported	($152,906)	($480,294)

Reconciling items:

Write-down of oil and gas properties	224,294	715,706
Tax effect	(80,746)	(257,654)

Write-down of oil and gas properties, net of tax	143,548	458,052

Adjusted net loss	($9,358)	($22,242)

Net loss per share as reported	($2.77)	($8.70)
Per share effect of one-time charges	$2.60	$8.30
Net loss per share before one-time charges	($0.17)	($0.40)

STONE ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$141,655	$74,488
Restricted Cash	—	177,647
Accounts receivable	68,706	120,359
Fair value of hedging contracts	74,319	139,179
Current income tax receivable	6	7,212
Inventory	3,709	3,709
Other current assets	10,076	8,118

Total current assets	298,471	530,712

Oil and gas properties, full cost method of accounting:
Proved	9,074,425	8,817,268
Less: accumulated depreciation, depletion and amortization	(7,846,343)	(6,970,631)

Net proved oil and gas properties	1,228,082	1,846,637
Unevaluated	529,589	567,365
Other property and equipment, net	30,736	32,340
Fair value of hedging contracts	8,231	14,333
Other assets, net	28,082	27,224

Total assets	$2,123,191	$3,018,611

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable to vendors	$69,423	$132,629
Undistributed oil and gas proceeds	17,000	23,232
Accrued interest	9,027	9,022
Deferred Taxes	7,065	20,119
Fair value of hedging contracts	—	—
Asset retirement obligations	56,176	69,400
Other current liabilities	46,780	49,505

Total current liabilities	205,471	303,907

7 1⁄2% Senior Notes due 2022	775,000	775,000
1 3⁄4% Convertible Notes due 2017	273,406	266,035
Deferred taxes	11,752	286,343
Asset retirement obligations	240,613	247,009
Other long-term liabilities	32,213	38,714

Total liabilities	1,538,455	1,917,008

Common stock	553	549
Treasury stock	(860)	(860)
Additional paid-in capital	1,639,389	1,633,307
Accumulated deficit	(1,095,002)	(614,708)
Accumulated other comprehensive income (loss)	40,656	83,315

Total stockholders’ equity	584,736	1,101,603

Total liabilities and stockholders’ equity	$2,123,191	$3,018,611